Exhibit 23.5
The Board of Directors and Stockholders
Kansas City Southern de México, S.A. de C.V.:
We consent to the use of our audit report dated February 13, 2009, with respect to the consolidated balance sheets of Kansas City Southern de México, S.A. de C.V. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.
/s/ KPMG LLP
Kansas City, Missouri
September 4, 2009